Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-262988, 333-236781, 333-229961, 333-225651 and 333-253543  on Form S-8 and Registration Statement No. 333-240348 on Form S-3ASR of our reports dated February 24, 2022 (May 5, 2022, as to Note 15 and Note 16 to the financial statements and as to the effects of the material weakness in internal control over financial reporting), relating to the financial statements of Avalara, Inc., and the effectiveness of Avalara, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Seattle, Washington

May 5, 2022